Exhibit 99.1

Arrow Electronics Signs Definitive Agreement to Acquire immixGroup, Inc.

-- Expands Enterprise Computing Solutions’ Public Sector IT Market Presence --

CENTENNIAL, Colo.--(BUSINESS WIRE)--March 2, 2015--Arrow Electronics, Inc. (NYSE:ARW) announced today that it has signed a definitive agreement to acquire immixGroup, Inc., a value-added distributor supporting over 800 value-added resellers, solution providers, service providers, and other public sector channel partners with specialized resources to accelerate their government sales.

“immixGroup shares our strategic focus on solution selling into the higher value segments of the data center and will bring us an expanded presence in the public sector market,” said Michael J. Long, chairman, president, and chief executive officer of Arrow.

Headquartered in McLean, Va., immixGroup, Inc. has a comprehensive offering of IT solutions from over 250 of the world’s leading technology suppliers in addition to a platform of services that helps IT companies do business with the government in the channel. This acquisition is expected to be $.10 to $.14 accretive to earnings per share, excluding the impact of the amortization of related intangible assets, in the first year post closing. The acquisition is subject to regulatory approvals and is expected to close at the beginning of the second quarter of 2015.

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Arrow serves as a supply channel partner for more than 100,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 460 locations in 56 countries.

Safe Harbor

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This press release includes forward-looking statements that are subject to numerous assumptions, risks and uncertainties that could cause actual results or facts to differ materially from such statements for a variety of reasons, including, but not limited to: industry conditions, the company’s implementation of its new enterprise resource planning system, changes in product supply, pricing and customer demand, competition, other vagaries in the global components and global ECS markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, risks related to the integration of acquired businesses, changes change in legal and regulatory matters, the company’s ability to generate additional cash flow and the other risks described from time to time in the company’s reports to the Securities and Exchange Commission (including the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q). Forward-looking statements are those statements which are not statements of historical fact. Forward-looking statements can be identified by forward looking words such as “expects,” “anticipates,” “intends,” “plans,” “may,” “will,” “believes,” “seeks,” “estimates,” and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any of the forward-looking statements.

CONTACT:
Arrow Electronics, Inc.
Steven O’Brien
Director, Investor Relations
303-824-4544
or
Paul J. Reilly
Executive Vice President, Finance and Operations, &
Chief Financial Officer
631-847-1872
or
Media Contact: John Hourigan
Vice President, Global Communications
303-824-4586